Exhibit No.
99.1

               ALLIANCE DISTRIBUTORS HOLDING INC. REPORTS RESULTS

                         FOR PERIOD ENDED JUNE 30, 2005

For Immediate Release

College Point, New York - August 16, 2005 - Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR), a distributor of interactive video games and gaming products, announced its results for the second quarter of 2005.

Revenues for the quarter increased by $6,248,426, or 104.6%, from $5,976,377 for the second quarter of 2004 to $12,224,803 for the second quarter of 2005. Net loss was $335,803 or $0.01 per share, compared to net loss of $56,611, or $0.00 per share, in the 2004 period.

For the six months ended June 30, 2005, revenues increased by $9,837,620, or 74.1%, from $13,276,018 for the first half of 2004 to $23,113,638 for the first half of 2005. Net loss was $465,481 or $0.01 per share, compared to net income of $82,525, or $0.00 per share, in the 2004 period.

Jay Gelman, Chairman and CEO, said, "Our strategy in the first half of 2005 was to grow our customer base and to increase the business we do with our existing customers, especially in the second quarter which is historically the weakest quarter in our industry. Although our gross margin decreased as we executed this strategy, the relationships we established and strengthened will benefit the Company in the future. Our operating expenses remained rather constant when compared to the first quarter of 2005. Although we seek to control these costs, we need to have the infrastructure to service the revenue growth that we expect in the fourth quarter and afterwards."

For additional information see the Company's SEC Report on Form 10QSB for the period ended June 30, 2005.

About Alliance Distributors Holding Inc.

Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full service wholesale distributor of interactive video games and gaming products for all key manufacturers and 3rd party publishers in the video game industry. Alliance Distributors offers comprehensive support on Playstation 2, PS1, PSP, X-Box, Game Cube, Nintendo DS and GameBoy systems, peripherals and software titles.

Safe Harbor

Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                      Statements of Operations (Unaudited)

                                                     Three months ended June 30,     Six months ended June 30,
                                                     ---------------------------    ---------------------------
                                                        2005            2004            2005            2004
                                                     ------------    ------------    ------------    ------------
Net sales                                            $ 12,224,803    $  5,976,377    $ 23,113,638    $ 13,276,018

Cost of goods sold                                     11,154,292       5,196,597      20,800,790      11,397,218
                                                     ------------    ------------    ------------    ------------
Gross profit                                            1,070,511         779,780       2,312,848       1,878,800

Selling, general and administrative expenses            1,274,402         803,096       2,551,804       1,723,658
                                                     ------------    ------------    ------------    ------------
Income (loss) from operations                            (203,891)        (23,316)       (238,956)        155,142

Interest expense                                          126,809          33,453         220,422          60,608
                                                     ------------    ------------    ------------    ------------
Income (loss) before provision for income taxes          (330,700)        (56,769)       (459,378)         94,534

Provision for (benefit from) income taxes                   5,103          (1,000)          6,103          11,167
                                                     ------------    ------------    ------------    ------------
Net income (loss)                                        (335,803)        (55,769)       (465,481)         83,367

Preferred stock dividends                                      --             842              --             842
                                                     ------------    ------------    ------------    ------------
Net income (loss) available to common shareholders   $   (335,803)   $    (56,611)   $   (465,481)   $     82,525
                                                     ============    ============    ============    ============
Net income (loss) available to common shareholders
per share - basic & diluted                          $       (.01)   $        .00    $       (.01)   $        .00
                                                     ============    ============    ============    ============
Weighted-average common shares outstanding -
basic and diluted                                      46,417,098      24,909,581      46,417,098      24,794,789
                                                     ============    ============    ============    ============

Contact:

David Devor

Alliance Distributors Holding Inc.

718-747-1500 x 117

david@alliancedis.com